For further information:
Chemical Financial Corporation:
David B. Ramaker, CEO
Lori A. Gwizdala, CFO
989-839-5350

Talmer Bancorp, Inc.:
Dennis Klaeser, CFO
248-498-2848

CHEMICAL FINANCIAL CORPORATION RECEIVES REGULATORY APPROVALS OF ITS MERGER WITH TALMER BANCORP, INC.

Midland, MI, August 10, 2016--- Chemical Financial Corporation ("Chemical") (Nasdaq: CHFC), holding company for Chemical Bank, announced today that it has received regulatory approvals of the merger between Chemical and Talmer Bancorp, Inc. ("Talmer") from the State of Michigan Department of Insurance and Financial Services and the Board of Governors of the Federal Reserve System. Chemical and Talmer previously received approval of the merger from their respective shareholders. Chemical and Talmer expect that the closing of the merger will occur on August 31, 2016.

“As a result of these approvals, and our anticipated closing at month-end, we can increasingly focus on the next chapter of this merger. We believe that pairing Talmer’s strong core banking organization, talented and highly respected bankers, and attractive customer base with Chemical’s will result in the Midwest’s preeminent, community-focused financial institution. Combining these liked-minded, growth-oriented organizations should benefit the individuals, families and businesses in the diverse, growing communities that we are fortunate to serve throughout Michigan, Northern Ohio and other contiguous states. We expect the resources and financial strength of the combined organization will allow us to better meet the credit needs of these communities while supporting economic growth across the region,” said David B. Ramaker, Chairman, Chief Executive Officer and President of Chemical Financial Corporation.

"We view this merger as the next stage of both companies' evolutions. Our consistent, client-centric banking philosophies and shared commitment to organic and acquisitive growth, combined with the efficiencies we believe are achievable as a result of the merger, should enhance our ability to drive sustained improvements in earnings and other performance metrics going forward," noted Gary Torgow, Chairman of the Board, Talmer Bancorp, Inc.

Completion of the merger remains subject to the satisfaction of customary closing conditions.

About Chemical Financial Corporation

Chemical Financial Corporation is the second largest banking company headquartered and operating branch offices in Michigan. Chemical Financial Corporation's common stock trades on The NASDAQ Stock Market under the symbol CHFC and is one of the issues comprising The NASDAQ Global Select Market. More information about Chemical is available by visiting the investor relations section of its website at www.chemicalbankmi.com.

About Talmer Bancorp, Inc.
Headquartered in Troy, Michigan, Talmer Bancorp, Inc. is the holding company for Talmer Bank and Trust. Talmer Bank and Trust operates through branches and lending offices in Michigan, Ohio, Illinois, Indiana, and Nevada, and offers a full suite of commercial and retail banking, mortgage banking, wealth management and trust services to small and medium-sized businesses and individuals.

Forward-Looking Statements

This press release contains forward-looking statements regarding Chemical's and Talmer’s outlook or expectations with respect to the planned merger, the expected closing date, the expected impact of the transaction on Chemical's future financial performance and consequences of the integration of Talmer into Chemical.

Forward-looking statements are not guarantees of future financial performance and are subject to risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Neither Chemical nor Talmer assumes any duty to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

Risk factors relating both to the transaction and the integration of Talmer into Chemical after closing include, without limitation:

•	The impact of the completion of the merger on Chemical's and Talmer’s financial statements will be affected by the timing of the merger.

•
The merger may be more expensive to complete and the anticipated benefits, including anticipated cost savings and strategic gains, may be significantly harder or take longer to achieve than expected or may not be achieved in their entirety as a result of unexpected factors or events.

•
The integration of Talmer’s business and operations into Chemical, which will include conversion of Talmer’s operating systems and procedures, may take longer than anticipated or be more costly than anticipated or have unanticipated adverse results relating to Chemical's or Talmer’s existing businesses.

•
Chemical’s ability to achieve anticipated results from the transaction is dependent on the state of the economic and financial markets going forward. Specifically, Chemical may incur more credit losses than expected and customer and employee attrition may be greater than expected.

•	The outcome of pending or threatened litigation, whether currently existing or commencing in the future, including litigation related to the transaction.

•	The challenges of integrating, retaining and hiring key personnel.

•	Failure to attract new customers and retain existing customers in the manner anticipated.

In addition, risk factors include, but are not limited to, the risk factors described in Item 1A of Chemical's Annual Report on Form 10-K for the year ended December 31, 2015 and in Item 1A of Talmer’s Annual Report on Form 10-K for the year ended December 31, 2015. These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.